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                                 EXHIBIT 23.1
                         PEERLESS SYSTEMS CORPORATION

                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

We consent to the incorporation by reference in the registration statement of Peerless Systems Corporation on Form S-8 (File No. 000-21287) of our reports dated March 5, 1999, except for the subsequent event described in Note 14, as to which the date is April 6, 1999, on our audits of the financial statements and financial statement schedule of Peerless Systems Corporation as of January 31, 1999 and 1998 and for the each of the three years in the period ended January 31, 1999, which reports are included in this 1999 Annual Report on Form 10-K.


PRICEWATERHOUSECOOPERS LLP


Woodland Hills, California
April 22, 1999